                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

     Filed by the registrant  [X]
     Filed by a party other than the registrant  [ ]
     Check the appropriate box:
     [ ]  Preliminary proxy statement
     [X]  Definitive proxy statement
     [ ]  Definitive additional materials
     [ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                         LAURENTIAN CAPITAL CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                         LAURENTIAN CAPITAL CORPORATION
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

     [X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
          14a-6(i)(2) or item 22(A)(2) of Schedule 14A.
     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11

(1)  Title of each class of securities to which transaction applies:
- - --------------------------------------------------------------------------------
(2)  Aggregate number of securities to which transaction applies:
- - --------------------------------------------------------------------------------
(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
- - --------------------------------------------------------------------------------
(4)  Proposed maximum aggregate value of transaction:
- - --------------------------------------------------------------------------------
(5) Total Fee Paid:

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1)  Amount previously paid:
- - --------------------------------------------------------------------------------
    (2)  Form, schedule or registration statement no.:
- - --------------------------------------------------------------------------------
    (3)  Filing party:
- - --------------------------------------------------------------------------------
    (4)  Date filed:
- - --------------------------------------------------------------------------------

__________________

640 Lee Road, Suite 303
Wayne, Pennsylvania 19087

[ LOGO ]                                                          April 10, 1995

                            NOTICE OF ANNUAL MEETING

TO STOCKHOLDERS:

Notice is hereby given that the Annual Meeting of the Stockholders of Laurentian Capital Corporation (the 'Company') will be held at the Four Seasons Hotel, One Logan Square, Philadelphia, Pennsylvania on Tuesday, May 9, 1995, at 9:00 a.m. local time, for the following purposes:

1. To elect directors of the Company; and

2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Information concerning matters to be considered at the meeting is set forth in the accompanying Proxy Statement.

     Stockholders of record of the Company at the close of business on March 17, 1995, are entitled to notice of and to vote at this meeting and any adjournment thereof.

                                           By Order of the Board of Directors

                                           [ SIG CUT ]

                                           Bernhard M. Koch, Secretary

                                   IMPORTANT

IF YOU DO NOT PLAN TO ATTEND THIS MEETING, PLEASE FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY USING THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

640 Lee Road, Suite 303
Wayne, Pennsylvania 19087

[ LOGO ]

- - --------------------------------------------------------------------------------

              PROXY STATEMENT MAILED BEGINNING APRIL 10, 1995 FOR
             ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 9, 1995
- - --------------------------------------------------------------------------------

     This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Laurentian Capital Corporation (the 'Company') for use at the Annual Meeting of Stockholders to be held on May 9, 1995, or any adjournment thereof.

     The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1994 accompanies this Proxy Statement. This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, form of proxy and the Annual Report to the Stockholders have been sent or given to stockholders of the Company beginning approximately April 10, 1995.

     Execution of a proxy by a stockholder of the Company will not affect such stockholder's right to attend the meeting and to vote in person. Any stockholder of the Company who executes a proxy has a right to revoke it at any time before it is voted by advising the Company in writing, by executing a later dated proxy which is presented to the Company at or prior to the meeting, or by appearing at the meeting and advising the Secretary of the meeting, in writing, of the revocation of the proxy at any time prior to the exercise of the proxy. Forms to be used in making such revocation will be available at the meeting.

     On March 17, 1995, the record date for stockholders entitled to vote at the Annual Meeting ('Record Date'), there were 7,587,398 shares of the Company's $.05 par value common stock issued and outstanding after taking into account the effect of Treasury Shares. Each share is entitled to one vote with respect to every matter submitted to a vote at the meeting. At the annual meeting, abstentions will be treated as present for purposes of determining a quorum, and shares held by a broker that the broker fails to vote will not be treated as present for purposes of a quorum. Abstentions and broker 'non-votes' will not be counted either for or against any items submitted for a vote.

                                  THE COMPANY

     Laurentian Capital Corporation (the 'Company') is an insurance holding company organized under Delaware law. At December 31, 1994 the Company's principal insurance subsidiaries were Loyal American Life Insurance Company ('Loyal') and Prairie States Life Insurance Company ('Prairie').

     On December 31, 1994, 71.6% of the Company's $.05 par value common stock ('LCC Common Stock') was owned by The Imperial Life Assurance Company of Canada ('Imperial'). Imperial's direct parent, Laurentian Financial, Inc. ('Financial'), owned an additional 9.8% of the Company's outstanding Common Stock. Financial is a wholly-owned subsidiary of The Laurentian Group Corporation ('Group'). On January 1, 1994, La Confederation des caisses popularies et d'economie Desjardins du Quebec, a cooperative association constituted under the laws of the province of Quebec, Canada (the 'Confederation'), through its subsidiaries, Desjardins Laurentian Financial Corporation ('DLFC') and La Societe financiere des caisses Desjardins, Inc. ('SFCD'), acquired substantially all of the outstanding voting shares of Group, thereby becoming beneficial owner of the approximately 81.4% of the outstanding common stock of the Company owned by Group.

     In November 1994, the Company engaged Oppenheimer & Co., Inc. ('Oppenheimer') as financial advisor to evaluate various strategic alternatives for maximizing shareholder value, including possible business combinations or other transactions. Oppenheimer is in the process of evaluating a variety of alternatives and has contacted third parties in that connection. There can be no assurances that the engagement will result in any transaction.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The By-laws of the Company provide that members of the Board of Directors shall be elected until the next Annual Meeting of Stockholders and until their respective successors are duly elected. Unless 'Withhold Authority' is specified in the proxy as to all or some of the nominees, the persons named in the accompanying proxy intend to vote the shares represented by such proxy, if properly dated and signed, for the election as directors of the eleven (11) nominees listed herein. All of the nominees are currently directors of the Company. If elected, each shall serve as a director of the Company until the 1996 Annual Meeting of Stockholders and thereafter until his successor shall have been elected and shall qualify, except as otherwise provided in the By-laws.

     Should one or more of such nominees become unavailable or ineligible to serve, it is intended that the shares represented by the proxy will be voted for the election of the other nominees and may be voted, unless authorization is withheld, for any substitute nominee or nominees management may designate. Management has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

     The information with respect to each nominee for election as director has been furnished to the Company by the respective nominees. No nominee, other than Mr. Rakich, has any position or office with the Company or any subsidiary of the Company. No nominee, except as indicated, owns more than 1% of the outstanding shares of Laurentian Capital Corporation's Common Stock. The following table shows as of March 17, 1995 the shares beneficially owned by each nominee and unless otherwise indicated, each nominee is believed to have sole voting and investment power with respect to such shares.

                                                                                    Served as a     Shares
                                                                                      Director    Beneficially
            Name                  Age               Principal Occupation               Since         Owned
- - -----------------------------  ---------  ----------------------------------------  ------------  -----------
Thomas E. Beach..............     54      Limited Partner, Miller, Anderson &           1994          10,000
                                            Sherrerd
Jared M. Billings............     63      Partner, Billings, Cunningham, Morgan &       1976           6,462
                                            Boatwright
Stephen B. Bonner............     48      President, McGraw-Hill, Inc.,                 1994           1,000
                                            Construction Information Group
Claude Castonguay*...........     65      Chairman of the Board of the Company          1984           1,965(2)
Robert J. Ferguson*(1).......     52      President and Chief Operating Officer of      1994             -0-(2)
                                            The Imperial Life Assurance Company of
                                            Canada
Jack Kinder, Jr..............     67      President of Kinder Brothers &                1990             -0-
                                            Associates
Robert D. Larrabee...........     60      Funeral Director                              1987           3,713(3)
Robert T. Rakich.............     57      President and Chief Executive Officer of      1988         189,867(4)
                                            the Company
Guy Rivard*(1)...............     49      Senior Vice President, Finance and            1994             -0-(2)
                                            Administration of Desjardins
                                            Laurentian Financial Corporation
Humberto Santos*.............     51      Chairman and Chief Executive Officer of       1994             -0-(2)
                                            Desjardins Laurentian Financial
                                            Corporation
Alan J. Zakon................     59      Vice Chairman of Autotote Corporation         1990          11,000

- - ------------------
 * Citizen of Canada.

(1) Appointed in December 1994 to fill a vacancy created by resignation of a director.

(2) Messrs. Castonguay, Ferguson, Rakich, Rivard and Santos by virtue of being directors and/or executive officers of companies affiliated with DLFC may, within the intendment of Rule 13d-3 under the Securities Exchange Act of 1934 (the 'Exchange Act'), be deemed to be beneficial owners of the shares of LCC Common Stock beneficially owned by affiliates of DLFC. Messrs. Castonguay, Ferguson, Rakich, Rivard and Santos have expressly disclaimed any actual beneficial interest in the shares of LCC Common Stock owned by affiliates of DLFC except as otherwise indicated. Messrs. Castonguay, Ferguson, Rakich, Rivard and Santos are the owners of record of the shares of LCC Common Stock set forth in the table.

(3) Indicate the number of common shares into which 1,350 shares of Series A Preferred Stock beneficially owned by Mr. Larrabee may be converted. Such shares are owned by Merchant Funeral Home, Inc., a corporation owned by Mr. Larrabee.

(4) Includes 56,667 shares subject to stock options granted to Mr. Rakich which are presently exercisable. Mr. Rakich's beneficial ownership is approximately 2.5% of total shares outstanding at March 17, 1995.

                          ABOUT THE BOARD OF DIRECTORS

     THOMAS E. BEACH is a Limited Partner of Miller, Anderson & Sherrerd (investment advisory firm) after serving as General Partner of that firm from 1975 to 1993.

     JARED M. BILLINGS is a Partner with Billings, Cunningham, Morgan and Boatwright, P.A. (law firm) since January 1995. He was formerly a Partner with Holland & Knight (law firm) from January 1993 to December 1994, and a Partner with Billings & Cunningham, P.A. (law firm) from 1979 to 1992.

     STEPHEN B. BONNER is President of McGraw-Hill's Construction Information Group since December 1992. He was formerly Vice President of The Prudential Insurance Company of America from 1988 to December 1992.

     CLAUDE CASTONGUAY is Chairman of the Board of the Company. He was a Member of the Senate of Canada from September 1990 to December 1992; Chairman of the Board of The Laurentian Group Corporation from 1986 to November 1990; and Chief Executive Officer of The Laurentian Group Corporation from 1981 to November 1989.

     ROBERT J. FERGUSON is President and Chief Operating Officer of The Imperial Life Assurance Company of Canada since October 1994. He was formerly President and Chief Executive Officer of Royal Maccabees Life Insurance Company from 1991 to 1994; and President and Chief Executive Officer of Royal Life Insurance Company of Canada from 1987 to 1991.

     JACK KINDER, JR. is President of Kinder Brothers & Associates (sales and sales management consultants) since 1976.

     ROBERT D. LARRABEE is a Funeral Director with the Merchant Funeral Home. He is also a Director of Sterling Savings and Loan Association of Spokane, Washington.

     ROBERT T. RAKICH has been President and Chief Executive Officer of the Company since May 1988.

     GUY RIVARD is Senior Vice President, Finance and Administration of Desjardins Laurentian Financial Corporation since 1994. He was formerly Senior Vice President, Finance of The Laurentian Group Corporation from 1988 to 1993; and Senior Vice President, Finance and Treasurer of Laurentian General Insurance Company, Inc. from 1987 to 1988.

     HUMBERTO SANTOS is President and Chief Executive Officer of Desjardins Laurentian Financial Corporation since January 1, 1994. He was formerly President and Chief Executive Officer of La Caisse centrale du Desjardins from October 1990 to December 1994. Prior to October 1990, he held various senior executive officer positions at the National Bank of Canada from 1976 to 1990.

     ALAN J. ZAKON is Vice Chairman of Autotote Corporation since April 1995. He was formerly Managing Director with Bankers Trust Corporation from 1989 to 1995; Chairman of the Strategic Policy Committee with Bankers Trust from 1989 to 1990; Chairman of the Board of Boston Consulting Group from 1986 to 1989, and President from 1980 to 1986. He holds Directorships at the following: Arkansas
- - -- Best Freight Corporation (shipping); Augat Corporation (electronic components); Autotote Corporation (gaming equipment); Boyle Leasing Technologies, Inc. (leasing); and Hechinger Corporation (specialty retailing).

     To assist in carrying out its duties and responsibilities, the Board of Directors has an Executive Committee, an Audit Committee, a Human Resources Committee, a Stock Option Committee, an Investment Committee, and a Related Party Transactions Review Committee, each composed of members of the Board.

     The Executive Committee of the Board of Directors consists of Messrs. Castonguay, Rakich and Santos. The Executive Committee may exercise the power of the Board of Directors in certain matters between the meetings of the Board. The Executive Committee met once during 1994.

     The Audit Committee of the Board of Directors consists of Messrs. Beach, Billings, Bonner and Zakon. The Audit Committee annually recommends to the Board of Directors independent accountants for appointment by the Board of Directors as auditors for the Company and its subsidiaries. The Audit Committee reviews the services to be performed by the independent accountants and takes such action with respect to such reports as it deems appropriate. In addition, the Audit Committee reviews the duties and responsibilities of the internal auditing staff; reviews the annual program for the internal audit of the operational procedures of the Company; receives and reviews reports submitted by the internal auditing staff; and takes such action as it deems appropriate to assure that the interests of the Company are adequately protected, including the maintenance of accounting controls and standards. The Audit Committee met five times during 1994.

     The Human Resources Committee of the Board of Directors consists of Messrs. Billings, Castonguay, Kinder, Rakich and Santos. The Human Resources Committee annually reviews the performance contributions of the Officers of the Company and makes recommendations to the Board of Directors for adjustments to base salaries of those officers. The Human Resources Committee also has general oversight responsibility for other compensation and benefit programs of the Company and reviews the structure, cost effectiveness, and competitive position of the Company's compensation program within the life insurance industry. The Human Resources Committee met five times during 1994.

     The Stock Option Committee of the Board of Directors consists of Messrs. Billings, Kinder, Larrabee and Santos. The Stock Option Committee is responsible for the administration of the Company's Executive Stock Option Plan. The Stock Option Committee met three times during 1994.

     The Investment Committee of the Board of Directors consists of Messrs. Castonguay, Larrabee, Rakich, Santos and Zakon. The Investment Committee has general oversight responsibilities for the Company's investment policies. The Investment Committee receives and reviews reports submitted by the Chief Investment Officer and takes action as it deems appropriate to ensure that the Company maintains an appropriate investment strategy. The Investment Committee met three times during 1994.

     The Related Party Transactions Review Committee for the Board of Directors consists of directors who were not directors or officers of any company affiliated with the Company. Members of the Related Party Transactions Review Committee are Messrs. Billings, Kinder and Larrabee. The Related Party Transactions Review Committee reviews and makes recommendations to the Board of Directors with respect to all material and significant transactions or contracts between the Company and any person or company affiliated with the Company. The Related Party Transactions Review Committee met once during 1994.

     Each of the Committees reports and makes recommendations to the Board of Directors.

     The Board of Directors does not have a nominating committee, as nominations for directors are made by the entire Board of Directors. The Human Resources Committee has from time to time reviewed and recommended to the Board candidates to fill vacancies on the Board. Stockholders may submit written recommendations for director nominees to the Board of Directors for its consideration.

     The Board of Directors met seven times during 1994. During 1994, no incumbent director attended fewer than 75% of the total number of meetings of the Board and of the Committees of which he was a member.

     During the fiscal year ended December 31, 1994 each Director received an annual fee of $10,000, paid quarterly, a fee of $1,000 for each Board of Directors meeting attended, and a fee of $500 for each telephonic Board of Directors meeting in which he participated. Beginning in November 1994, concurrent with the Company's engagement of Oppenheimer to evaluate various strategic alternatives, each director (with the exception of Mr. Rakich) received an additional retainer of $2,000 per month, as well as an additional fee of $500 for each Board of Directors meeting attended. The additional compensation paid to these directors will cease at the conclusion of the engagement of Oppenheimer. Directors who are members of the Audit Committee also received $1,000 for each committee meeting attended. Directors who are members of the Executive, Human Resources, Stock Option, Related Party Transactions Review and Investment Committees also receive $1,000 for each committee meeting attended; however, should these committees meet on the same day as a Board of Directors meeting, members of the Committee receive $500 per committee meeting attended. Directors were reimbursed for expenses incurred as a result of attendance at Board or committee meetings.

     The Board of Directors unanimously recommends a vote 'FOR' the election of the nominees as directors as set forth in this Proxy Statement. The Company is informed that Imperial and Financial, which hold approximately 72% and 10%, respectively, of the outstanding LCC Common Stock, intend to vote their shares in favor of the election of these nominees, in which event election of the nominees as directors would be assured.

                               EXECUTIVE OFFICERS

     In addition to Mr. Rakich, who is President and Chief Executive Officer, the executive officers of the Company and the shares beneficially owned by them as of March 17, 1995 are as follows:

                                                                                                        Shares
                                                                                                      Beneficially
            Name                 Age                        Principal Occupation                        Owned*
- - ----------------------------  ---------  -----------------------------------------------------------  -----------
Bernhard M. Koch**..........     40      Senior Vice President, Chief Financial Officer and               47,712(1)
                                         Treasurer since 1988; and Secretary since December 31,
                                         1993.
David L. Wilson, Jr.........     50      Senior Vice President and Chief Investment Officer since         25,333(2)
                                         October 1992. He was formerly a Vice President of the
                                         Investment Department with Penn Mutual Life Insurance
                                         Company from July 1989 to September 1992; and Senior Vice
                                         President of the Investment Department with Meritor Savings
                                         Bank from August 1979 to January 1989.
Thomas W. Alesi.............     36      Assistant Vice President and Chief Accounting Officer since       1,000
                                         May 3, 1994. Assistant Vice President and Controller from
                                         January 3, 1994 to May 3, 1994. He was formerly a
                                         Consultant, specializing in life insurance matters from
                                         November 1992 to December 1993; and Vice President,
                                         Treasurer and Chief Financial Officer of Corporate Life
                                         Insurance Company from March 1989 to November 1992.

- - ------------------
        * No named executive officer with the exception of Mr. Rakich owns more than 1% of the Company's outstanding stock.
       **  Citizen of Canada
      (1)  All shares beneficially owned are shares subject to stock options granted to Mr. Koch that are exercisable within sixty days.
      (2)  Includes 19,333 shares subject to stock options granted to Mr.
           Wilson that are exercisable within sixty days.

     All executive officers are elected annually and serve at the pleasure of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of March 17, 1995 with respect to each person known to management to be the beneficial owner of more than five per cent (5%) of the Company's outstanding common stock and all directors and executive officers of the Company as a group.

                                                   Amount and Nature of  Percent of
      Name and Address of Beneficial Owner         Beneficial Ownership     Class
- - -------------------------------------------------  --------------------  -----------
The Imperial Life Assurance Company of Canada;...         5,432,109            71.6%
  95 St. Clair Avenue West
  Toronto, Canada M4V 1N7
Laurentian Financial, Inc.;......................         6,177,093(1)         81.4%
  1100 Rene Levesque Blvd., West
  Montreal, Canada H3B 4N4
The Laurentian Group Corporation;................         6,177,093(2)         81.4%
  1100 Rene Levesque Blvd., West
  Montreal, Canada H3B 4N4
Desjardins Laurentian Financial Corporation,
  Inc.;..........................................         6,177,093(3)         81.4%
  1 Complexe Desjardins -- 40th Fl.
  P. O. Box 10500 -- Desjardins Station
  Montreal, Canada H5B 1J1
La Societe Financiere
  des caisses Desjardins, Inc.;..................         6,177,093(4)         81.4%
  1 Complexe Desjardins -- 40th Fl.
  P.O. Box 10500 -- Desjardins Station
  Montreal, Canada H5B 1J1
La Confederation
  des caisses popularies et
  d'economie Desjardins du Quebec;...............         6,177,093(5)         81.4%
  100 Commandeurs Avenue
  Levis, Canada G6Y 7N5
All directors and executive officers of the
  Company as a group, consisting of
  14 persons.....................................           294,719(6)          3.7%

- - ------------------

(1) Laurentian Financial, Inc. ('Financial') owns 744,984 shares of LCC Common Stock. Financial also owns 99.9% of the outstanding capital stock of The Imperial Life Assurance Company of Canada ('Imperial'). Under the applicable provisions of the Securities and Exchange Act of 1934, Financial may be deemed to be a joint beneficial owner of the 5,432,109 shares of LCC Common Stock owned by Imperial.

(2) The Laurentian Group Corporation ('Group') owns all of the outstanding capital stock of Financial. Under the applicable provisions of the Securities Exchange Act of 1934, Group may be deemed to be a joint beneficial owner of the 5,432,109 shares of LCC Common Stock owned by Imperial an the 744,984 shares owned by Financial.

(3) Desjardins Laurentian Financial Corporation ('DLFC') owns 98.6% of Group. Under the applicable provisions of the Securities Exchange Act of 1934, DLFC may be deemed to be a joint beneficial owner of the 5,432,109 shares of LCC Common Stock owned by Imperial and the 744,984 shares owned by Financial.

(4) La Societe Financiere des caisses Desjardins ('SFCD') owns directly and indirectly 81.6% of DLFC. Under the applicable provisions of the Securities Exchange Act of 1934, SFCD may be deemed to be a joint beneficial owner of the 5,432,109 shares of LCC Common Stock owned by Imperial and the 744,984 shares owned by Financial.

(5) La Confederation des caisses popularies et d'economie Desjardins du Quebec ('Confederation') owns 99.9% of SFCD. Under the applicable provisions of the Securities Exchange Act of 1934, Confederation may be deemed to be a joint beneficial owner of the 5,432,109 shares of LCC Common Stock owned by Imperial and the 744,984 shares owned by Financial.

(6) See Notes 2 through 4 on page 6 and Notes 1 and 2 under Executive Officers on page 10.

     Section 16(a) of the Exchange Act requires the Company's officers and directors, and persons who own more than ten percent of LCC's Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the American Stock Exchange. Based on its review of the copies of such forms received by it or written representations from reporting persons, the Company believes that filing requirements for the fiscal year ended December 31, 1994 applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Messrs. Ferguson and Rivard each filed late an initial report on Form 3, and Messrs. Koch, Rakich and Wilson each filed a late report on Form 4 with respect to one grant of options in 1994.

           HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERVIEW AND PHILOSOPHY

     The Company intends that its executive compensation program provides an overall level of compensation opportunity that is competitive within the life insurance industry. The Company's compensation policies have been cast within the larger framework of managing the Company towards overall enhanced profitability and increased shareholder value. The Company's overall compensation philosophy is as follows:

        - Attract and retain quality talent, which is critical to both the short-term and long-term success of the Company;

        - Reinforce strategic performance objectives through the use of incentive compensation programs; and

        - Create a mutuality of interest between the executive officers and shareholders through compensation structures that share the rewards and risks of strategic decision making.

     The executive compensation program of the Company is comprised of base salary, annual cash incentive opportunities, long-term incentive opportunities in the form of stock options and benefits typically offered to executives by major corporations.

     The Human Resources Committee of the Board of Directors (the 'Committee') is responsible for developing and making recommendations to the Board with respect to the Company's executive compensation policies. The Committee advises and assists management in formulating and in implementing policies designed to assure the selection, development and retention of key personnel.

SUMMARY OF COMPENSATION ELEMENTS

BASE SALARY

     At the senior executive level, base salaries are compared to life insurance industry compensation information. The Committee reviews the base salary of the executive officers on an annual basis. Adjustments to base salaries result from an assessment of the performance contributions of each executive in relationship to that executive's scope of responsibility. The Committee also examines the overall competitive position of the base salaries of its executive officers in relation to life insurance industry salary data, without attempting to achieve a specific level of salary relative to other companies. Salary decisions as to executives other than the Chief Executive Officer of the Company are determined in a structured annual review by the Committee with input from the Chief Executive Officer. On the basis of review of comparative compensation data, and considering the significant improvement in financial performance during the past three years, the base salaries of the Chief Executive Officer and each of the other named executive officers were increased effective January 1, 1994.

INCENTIVE COMPENSATION

SHORT-TERM INCENTIVE COMPENSATION

     The Committee receives and approves recommendations from management regarding an incentive compensation program at the beginning of each year to provide for a basis for annual bonus awards. Awards under the Bonus Plan are determined based on overall corporate performance and individual contributions toward the Company's goals of improving earnings and financial strength. The 1994 Bonus Plan included financial performance objectives based on the Company's earnings with goals that required improvement over prior years' results. Achievement of the financial objectives determines the amount of a bonus pool available for distribution to senior executives with the size of the pool ranging from zero if minimum target earnings levels are not met, and increasing to a predetermined maximum pool amount as various levels of earnings above the minimum target level are reached. Individual executives are grouped into salary classifications to which portions of the total potential bonus pool are allocated. Individual performance, measured against established Company goals and objectives, is reviewed by the Committee in determining the percentage of bonus pool which is payable to a specific executive.

     Messrs. Koch, Rakich and Wilson were awarded a cash bonus in February 1995 based upon the achievement of 1994 financial performance objectives established by the Committee and approved by the Board of Directors at the beginning of 1994. During 1994, the financial performance produced a bonus pool in the upper range of possible bonus pool amounts, and specific awards are noted in the Summary Compensation Table.

LONG-TERM INCENTIVE COMPENSATION

     The stockholders of the Company approved an Amended and Restated Executive Stock Option Plan (the 'Stock Option Plan') at the 1992 Annual Meeting. The Stock Option Plan is designed to align a significant portion of the Company's executive compensation program with stockholder interests. The Stock Option Committee (the 'Option Committee') of the Board of Directors of the Company has the responsibility for awarding stock options and stock appreciation rights
(SARs), and takes into account each executive's level of responsibility and past contributions to the Company in making such awards. The grants made by the Option Committee in 1994, as set forth in the following tables, reflect such considerations.

REVIEW OF CEO COMPENSATION

     As described above, the Company's executive compensation program is based on corporate and individual performance and places a significant portion of an executive's compensation at risk if these goals are not attained. In addition, the program rewards long-term strategic management by using compensation vehicles which promote equity ownership and emphasize attention to shareholder value.

     The Chief Executive Officer's compensation is determined in the same manner, with up to a specified percentage of base salary being potentially available as bonus compensation to the Chief Executive Officer if individual and Company goals are met, and long-term incentive compensation being awarded in the form of stock options or SARs.

     The Company has experienced improved earnings during the past three years following the initiation of strategic initiatives that has focused the Company on its core markets and strengthened the financial condition of the Company. Consideration by the Committee of these general objectives included evaluation of Mr. Rakich's contributions to the Company in meeting certain financial goals (including targets for earnings, return on equity, debt to equity, investment yield, and operating expenses); other financial objectives; marketing objectives; improvements in organizational structure; and human resources management.

     The Committee, in the absence of and without participation by Mr. Rakich, reviewed the 1994 performance and compensation of the Chief Executive Officer. The foregoing factors were all taken into account in the aggregate in determining the increase in Mr. Rakich's 1994 compensation, which is reflected in the Summary Compensation Table. Because all but a few of the performance objectives were met and many were exceeded, the bonus compensation awarded was in the upper range of potential bonus compensation for the Chief Executive Officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1994, the Committee was composed of four non-management directors, Messrs. Billings, Castonguay, Kinder, and Santos and Mr. Rakich, Chief Executive Officer of the Company.

Human Resources Committee

Jared M. Billings, Chairman
Claude Castonguay
Jack Kinder, Jr.
Robert T. Rakich
Humberto Santos

                             EXECUTIVE COMPENSATION

     The following table and notes set forth the compensation paid or accrued by the Company during the three fiscal years ended December 31, 1994 to the Chief Executive Officer and each other named executive officer whose total annual salary and bonus for the last fiscal year exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                      Long-term
                                                                                    Compensation
                                                                                       Awards
                                                                                    -------------
                                                     Annual Compensation             Securities
                                            --------------------------------------   Underlying
           Name and                                                  Other Annual   Options/ SARs    All Other
           Position                Year       Salary      Bonus     Compensation(1)      (#)       Compensation(3)
- - -------------------------------  ---------  ----------  ----------  --------------  -------------  --------------
Robert T. Rakich...............       1994  $  364,000  $  164,000    $   34,500         40,000      $   99,776
  President and Chief                 1993     352,000     143,000        32,500         45,000          86,693
  Executive Officer                   1992     339,596     115,000        38,500         16,667          81,625
Bernhard M. Koch...............       1994     140,600      48,600           -0-         15,000          41,106
  Senior Vice President,              1993     134,500      36,000           -0-         25,000          30,176
  Chief Financial Officer,            1992     126,479      31,000           -0-         15,000          10,673
  Treasurer and Secretary
David L. Wilson, Jr............       1994     130,000      35,000           -0-          8,000          12,866
  Senior Vice President               1993     125,000      29,000           -0-         10,000           2,876
  and Chief Investment                1992      21,635(2)      -0-           -0-         15,000             -0-
  Officer

- - ------------------
(1) Board of Directors fees from the Company and its insurance subsidiaries.

(2) Mr. Wilson commenced employment with the Company on October 19, 1992.

(3) All other compensation includes the following for the named executive officers:

                                       Company                   Company Contribution
                                    Contribution   Surrender of       in Lieu of
                                     to Savings       Stock        Retirement Plan     Group Life
                                        Plan         Options         Contribution       Insurance
                                    -------------  ------------  --------------------  -----------
Robert T. Rakich..................    $   4,500                       $   86,276        $   9,000
Bernhard M. Koch..................       12,597     $   27,750                                759
David L. Wilson, Jr...............       11,683                                             1,183

     The following table and notes provide information on option grants to the executive officers named in the Summary Compensation Table to whom grants were made in fiscal year 1994.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    Individual Grants                       Potential Realizable
                                ---------------------------------------------------------     Value at Assumed
                                 Number of                                                 Annual Rates of Stock
                                Securities      % of Total       Exercise                  Price Appreciation for
                                Underlying    Options Granted     or Base                     Option Term (1)
                                  Options     to Employees in    Price Per    Expiration   ----------------------
      Name and Position         Granted(2)    Fiscal Year(3)       Share       Date(2)         5%         10%
- - ------------------------------  -----------  -----------------  -----------  ------------  ----------  ----------
Robert T. Rakich..............      40,000            31.7%      $    8.50      2/11/2004  $  213,825  $  541,875
  President and Chief
  Executive Officer
Bernhard M. Koch..............      15,000            11.9%           8.50      2/11/2004      80,184     203,201
  Senior Vice President,
  Chief Financial Officer,
  Treasurer and Secretary
David L. Wilson, Jr...........       8,000             6.3%           8.50      2/11/2004      42,765     108,374
  Senior Vice President
  and Chief Investment Officer

- - ------------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates specified by the Securities and Exchange Commission when the 'Potential Realizable Value' alternative is used and are not intended to be a forecast of the Company's stock price.

(2) Options are granted at market value on the date of the grant and are exercisable in equal increments at the end of each of the three years following the date of grant, except that the options granted to Mr. Rakich are immediately exercisable, subject to the condition that no option may be exercised earlier than six months, nor later than ten years, after the date of the grant. All options granted to Messrs. Rakich, Koch and Wilson during 1994 include provisions pursuant to which options granted to them which are not otherwise exercisable shall immediately vest and become exercisable under certain conditions if, within the eighteen-month period subsequent to a change of control of the Company, such officer's employment by the Company is terminated by the Company (other than for cause), or by the officer for good reason.

(3) The Company granted options representing 126,000 shares to employees during 1994.

     The following table and notes provide information on the stock options and stock appreciation rights (SARs) exercised during 1994 and present the value of unexercised options and SARs at December 31, 1994, for the named executive officers. See discussion at Note 2 in the table of Option Grants in Last Fiscal Year above with respect to vesting and exercisability following a change of control of the Company.

                       AGGREGATE OPTLON/SARS EXERCISES IN
                       LAST FISCAL YEAR AND 1994 YEAR-END
                               OPTLON/SARS VALUES

                                                              Number of       Number of       Value of       Value of
                                                             Securities      Securities      Unexercised    Unexercised
                                                             Underlying      Underlying     in-the-Money   in-the-Money
                                                             Unexercised     Unexercised       SARs at      Options at
                                                               SARs at       Options at       12/31/94       12/31/94
                                  Shares                    12/31/94 (#)    12/31/94 (#)       ($)(3)         ($)(3)
                                Acquired on      Value      -------------  ---------------  -------------  -------------
                                 Exercise      Realized     Exercisable(E)/ Exercisable(E)/ Exercisable(E)/ Exercisable(E)/
      Name and Position             (#)         ($)(2)      Unexercisable(U) Unexercisable(U) Unexercisable(U) Unexercisable(U)
- - ------------------------------  -----------  -------------  -------------  ---------------  -------------  -------------
Robert T. Rakich..............      45,000     $  90,000        349,044E         51,111E     $ 3,257,393E    $ 216,944E
  President and Chief                                                 0U          5,556U               0U       40,976U
  Executive Officer
Bernhard M. Koch..............                                                   29,379E                       199,326E
  Senior Vice President,                                                         36,667U                       181,252U
  Chief Financial Officer,
  Treasurer and Secretary (1)
David L. Wilson, Jr...........                                                   13,333E                        85,415E
  Senior Vice President                                                          19,667U                        94,710U
  and Chief Investment Officer

- - ------------------

(1) In consideration of his surrender to the Company of unexercised options with respect to 3,000 shares of LCC Common Stock, the Company paid to Mr. Koch $27,750 in 1994, which amount is included under the heading 'All Other Compensation' in the Summary Compensation Table.

(2) Value is calculated by subtracting the exercise price from the fair market value of the stock as of the exercise date.

(3) The ultimate realization of value on the exercise of such SARs and options is dependent upon the market price of LCC Common Stock at the time of exercise. Calculations are based on the $11 7/8 closing price of LCC Common Stock on the last day of the fiscal year.

                         STOCKHOLDER RETURN PERFORMANCE

     Set forth below is a line graph comparing the five year cumulative total return of the Company's common stock with that of the S&P 500 Life Insurance Company index and the Russell 2000 index. The Russell 2000 represents the smallest two-thirds of the 3,000 largest U.S. companies. The index is meant to be representative of the performance of small capitalization companies, similar to the Company, with a significant emphasis upon the financial services business sector.

                          [ INSERT PERFORMANCE GRAPH ]

                                         1989       1990       1991       1992       1993       1994
 LAURENTIAN CAPITAL                       100        57         60         117        155        226
 S&P 500 LIFE                             100        81         116        154        156        127
 RUSSELL 2000                             100        81         118        140        166        161

                               OTHER COMPENSATION

     Retirement Programs. Except as described below, all employees, including officers, of the Company and its wholly-owned subsidiaries, after completion of one year of service and attainment of age 21, were previously covered by the Laurentian Capital Corporation Retirement Plan (the 'Former Retirement Plan').

     Effective January 1, 1993, the Company instituted a defined contribution plan, the Laurentian Capital Savings Plan (the 'Savings Plan'), which provides for contributions by the Company ranging from 2-6% of the annual salary of eligible employees, with all amounts contributed to the Savings Plan being fully vested. Under the Savings Plan, officers of the Company and other employees may also contribute through payroll deduction up to 15% of their base salary on a pre-tax basis, subject to certain maximum amounts established by the Internal Revenue Service, pursuant to Section 401(k) of the Internal Revenue Code, into a selection of investment mutual funds. The Company makes matching contributions of 25% of the first six percent (6%) of pre-tax contributions and such amounts become fully vested immediately. In addition, based upon the attained earnings of the Company, an additional amount of up to 25% of the first six percent (6%) of pre-tax contributions may be contributed by the Company.

     In 1990, the Company entered into a Deferred Compensation Agreement (the 'Agreement') with Robert T. Rakich, which provided him deferred benefits in lieu of his participation in the Former Retirement Plan, which Agreement was amended effective December 31, 1992 in order to continue benefit accrual in accordance with the Former Retirement Plan. Under the Agreement, deferred amounts are credited to a special account (the 'Special Account'), which is a general liability of the Company, rather than a separate fund. Amounts credited to the Special Account vest, thereby becoming non-forfeitable, in accordance with a schedule contained in the Agreement. In the event of voluntary termination of employment with the Company, Mr. Rakich would be entitled to the portion of the Special Account then vested; in the event of involuntary termination, all amounts credited to the Special Account would immediately vest. The Agreement also provides for vesting and payment of the amount credited to the Special Account in the event of disability or death. Each year that Mr. Rakich is employed by the Company, there is credited to the Special Account an amount equal to that which the Company would have contributed to the Former Retirement Plan if Mr. Rakich had been a participant therein, based on certain assumptions. The Special Account is credited with interest at the prime rate.

     Amounts paid or credited for the benefit of Messrs. Koch, Rakich and Wilson are set forth in Note 3 to the Summary Compensation Table.

     Stock Option Plan. Under the Stock Option Plan, options or SARs may be granted, at the discretion of the Stock Option Committee, to key management employees of the Company and its subsidiaries, a group which includes approximately 15 persons. Information with respect to grants made to and values of unexercised in-the-money awards held by certain executive owners under the Stock Option Plan is set forth in the tables above.

     Change of Control Arrangements. The Company has entered into Change of Control Agreements with each of Messrs. Koch, Rakich and Wilson which provide for certain benefits in the event the employment of such executive is terminated in connection with a Change of Control of the Company, as defined in such Agreements. Pursuant to each agreement, if the executive's employment by the Company is terminated within the twenty-four month period subsequent to a Change of Control, either by the Company (other than for cause or for Retirement, as defined therein) or by the executive for good reason as defined therein, the executive will be paid an amount equal to two times (one and one-half times in the case of Mr. Wilson) the sum of: (1) the annual base salary paid to such executive by the Company as of the time of termination of employment; and (2) an amount equal to such annual base salary multiplied by the executive's average percentage annual bonus paid during the preceding three years. The Agreement also provides for continuing participation at the executive's election in the Company's health and hospital plan for a period of two years (eighteen months in the case of Mr. Wilson). Each Agreement also provides that the Company will pay legal fees and expenses incurred by the executive as a result of termination, seeking to enforce the Agreement, or a tax audit or proceeding attributable to application of certain provisions of the Internal Revenue Code to payments for benefits under the Agreement, and that payments under the Agreement are not reduced by any compensation earned by the executive as a result of other employment after the date of termination.

     As discussed in Note 2 to the table of Option Grants in Last Fiscal Year, stock options granted to certain officers of the Company include provisions by which such options become immediately exercisable under certain conditions in the event of termination of employment within eighteen months after a Change of Control.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Mr. Larrabee is currently obligated to Prairie under a mortgage loan made by Sentinel Life Insurance Company ('Sentinel'), a former wholly-owned subsidiary of Prairie, on March 27, 1979, in the original principal amount of $547,000. The loan, which was entered into eight years prior to the Company's acquisition of Sentinel, is for a term of 25 years and bears interest at the rate of 10% per annum. The highest indebtedness on the loan during 1994 was approximately $285,000; the current outstanding balance is approximately $270,000.

     During 1994, the Company entered into a Management Services Agreement with Desjardins Laurentian Financial Corporation ('DLFC'). During 1993, a similar agreement had been in place with The Laurentian Group Corporation ('Group'). The Management Services Agreement provides for DLFC's provision of certain management services to the Company, and for payment to DLFC for such services and for reimbursement of certain expenditures made by DLFC on behalf of the Company. Costs incurred associated with the Management Services Agreement during 1994 totaled approximately $144,000, and the Company estimates similar costs to be incurred in 1995 under a similar agreement for the fiscal year 1995.

                      FINANCIAL STATEMENTS OF THE COMPANY

     The Company's Annual Report to Stockholders for 1994 accompanies this Proxy Statement. The Annual Report contains the Company's audited financial statements and such financial statements are incorporated herein by reference.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the 1996 Annual Meeting of Stockholders must be received by the Company, for possible inclusion in the Company's proxy statement and form of proxy relating to that meeting, not later than December 11, 1995. Any stockholder proposals should be made in compliance with applicable legal requirements and be furnished to the Secretary of the Company by certified mail, return receipt requested.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The firm of Coopers & Lybrand L.L.P., Certified Public Accountants, has been selected to audit the financial statements of the Company and its subsidiaries for the current fiscal year ending December 31, 1995. In addition to serving as the Company's independent auditors for the current fiscal year, Coopers & Lybrand L.L.P. served as independent auditors of the Company for the Company's most recently completed fiscal year.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                              COST OF SOLICITATION

     The Company will bear all costs and expenses incurred in connection with this solicitation of proxies. The costs of solicitation will include reimbursement paid to brokerage firms and others for their expenses in forwarding solicitation materials to their principals.

                                 OTHER MATTERS

     Management knows of no business which will be presented for action at the meeting other than as set forth in this Proxy Statement, but if any other matters properly come before the meeting, the persons named in the accompanying proxy will vote such proxy on such matters in accordance with their best judgment.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY; THEREFORE, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE 1995 ANNUAL MEETING IN PERSON ARE REQUESTED TO FILL IN, SIGN AND RETURN THE PROXY FORM AS SOON AS POSSIBLE.

                                         By Order of the Board of Directors

                                         [ SIG CUT ]

                                         Bernhard M. Koch, Secretary

Wayne, Pennsylvania
April 10, 1995

                         LAURENTIAN CAPITAL CORPORATION

                 PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR
                  ANNUAL MEETING OF STOCKHOLDERS, MAY 9, 1995

     The undersigned stockholder of Laurentian Capital Corporation (the "Company"), revoking previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders dated April 10, 1995, and the accompanying Proxy Statement, and hereby appoints Robert T. Rakich and Bernhard M. Koch and each of them, the true and lawful attorneys and proxies of the undersigned, with full power of substitution and revocation, to attend the Annual Meeting of Stockholders of the Company to be held at the Four Seasons Hotel, 1 Logan Square, Philadelphia, Pennsylvania 19103 on Tuesday, May 9, 1995 at 9:00 A.M., local time, and at any adjournment or adjournments thereof, with all powers the undersigned would possess if personally present. The undersigned authorizes and instructs said proxies to vote all of the shares of stock of the Company which the undersigned would be entitled to vote if personally present as follows:

                 (Continued and to be SIGNED on the OTHER SIDE)

- - ------------------------------

- - ------------------------------

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS INDICATED, THE VOTE OF THE UNDERSIGNED WILL BE CAST "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS NAMED HEREIN.

I. ELECTION OF DIRECTORS: Nominees: Thomas E. Beach, Jared M. Billings, Stephen B. Bonner, Claude Castonguay, Robert J. Ferguson, Jack Kinder, Jr., Robert D. Larrabee, Robert T. Rakich, Guy Rivard, Humberto Santos,
    Alan J. Zakon.

    FOR     WITHHOLD AUTHORITY      (INSTRUCTION: To withhold authority
                                    to vote for any individual nominee, write
    [ ]            [ ]              that nominee's name in the space
                                    provided below.)

                                    -----------------------------------------

II. In their discretion, said proxies are authorized to vote upon any other business which may properly come before the Meeting.

    FOR     AGAINST   ABSTAIN

    [ ]       [ ]       [ ]

NOTE: Your signature should appear as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

The Board of Directors requests that you fill in, sign, date and return the proxy card promptly using the enclosed envelope.

Signature(s) _________________________________________________ Date ____________

                          LAURENTIAN CAPITAL CORPORATION

                                                             April 11, 1995

Securities and Exchange Commission
Attn: Document Control -- EDGAR
450 Fifth Street, N.W.
Washington, D.C. 20549

    Re: Laurential Capital Corporation
        Definitive Proxy Materials with respect to Annual Meeting
        of Stockholders
        SEC Filing Fees Account Number 9108739
    -------------------------------------------------------------
Ladies and Gentlemen:

    Pursuant to Rule 14a-6(b), transmitted herewith is the definitive copy of the proxy statement, form of proxy and notice of Annual Meeting of Stockholders of Laurentian Capital Corporation to be held May 9, 1995. The filing fee in the amount of $125.00 has been previously transmitted by wire transfer to Mellon Bank on April 7, 1995. The definitive proxy materials are intended to be mailed to stockholders on or about April 12, 1995.

    Please acknowledge receipt and acceptance of these definitive proxy materials using the contact information as denoted in the submission header.

                                       Very truly yours,

                                       /s/ Bernhard M. Koch
                                       --------------------
                                       Bernhard M. Koch
                                       Secretary